UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 19, 2009

Smart Online, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-32634	95-4439334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4505 Emperor Blvd., Suite 320, Durham, North Carolina		27703
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On February 19, 2009, Smart Online, Inc. (the "Company") renewed its revolving credit arrangement with Paragon Commercial Bank ("Paragon"). The line of credit advanced by Paragon is $2.47 million and can be used for general working capital. Any advances made on the line of credit must be paid off no later than February 11, 2010, with monthly payments being applied first to accrued interest and then to principal. The interest shall accrue on the unpaid principal balance at the Wall Street Journal’s published prime rate, but at no time shall the interest rate be less than 5.5%. The line of credit is secured by an irrevocable standby letter of credit in the amount of $2.50 million issued by HSBC Private Bank (Suisse) S.A. with Atlas Capital, S.A., a current stockholder of the Company, as account party. As of February 20, 2009, the Company had an outstanding balance of $2.29 million under the line of credit.

On February 24, 2009 the Company sold $500,000 aggregate principal amount of additional secured subordinated notes due November 14, 2010 (the "New Note") to a current noteholder with substantially the same terms and conditions as the currently outstanding notes sold on November 14, 2007, August 12, 2008, November 21, 2008, and January 6, 2009 (collectively with the New Note, the "Notes"). The Company is obligated to pay interest on the New Note at an annualized rate of 8% payable in quarterly installments commencing May 24, 2009. The Company is not permitted to prepay the New Note without approval of the holders of at least a majority of the principal amount of the Notes then outstanding.

Also on February 24, 2009, the noteholders holding a majority of the aggregate principal amount of the Notes outstanding agreed that the Company may sell up to $6 million aggregate principal amount of additional secured subordinated notes to new investors or existing noteholders at any time on or before December 31, 2009 with a maturity date of November 14, 2010 or later. In addition, the maturity date definition for each of the Notes was changed from November 14, 2010 to the date upon which the Note is due and payable, which is the earlier of (1) November 14, 2010, (2) a change of control, or (3) if an event of default occurs, the date upon which noteholders accelerate the indebtedness evidenced by the Notes.

The formula for calculating the conversion price of the Notes was also amended such that the conversion price of each outstanding Note and any additional note sold in the future would be the same and will be the lowest "applicable conversion price" determined for each Note. The "applicable conversion price" for each Note shall be calculated by multiplying 120% by the lowest of:

• the average of the high and low prices of the Company’s common stock on the OTC Bulletin Board averaged over the five trading days prior to the closing date of the issuance of such Note,

• if the Company’s common stock is not traded on the Over-The-Counter market, the closing price of the common stock reported on the Nasdaq National Market or the principal exchange on which the common stock is listed, averaged over the five trading days prior to the closing date of the issuance of such Note, or

• the closing price of the Company’s common stock on the OTC Bulletin Board, the Nasdaq National Market or the principal exchange on which the common stock is listed, as applicable, on the trading day immediately preceding the date such Note is converted, in each case as adjusted for stock splits, dividends or combinations, recapitalizations or similar events.

The amended terms described above are applicable to all outstanding Notes, including the New Note. All other terms of the Notes (including the definitions of change of control and event of default) are as described under Item 2.03 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 21, 2008, which description is incorporated herein by reference.

The Company plans to use the proceeds from the sale of the New Note to meet ongoing working capital and capital spending requirements.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 2.03 is hereby incorporated by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smart Online, Inc.

February 25, 2009	By:	/s/ Doron Roethler

Name: Doron Roethler
Title: Interim President and Chief Executive Officer